Exhibit 99.1

DEBT MODIFICATION AGREEMENT

This DEBT MODIFICATION AGREEMENT (the “Agreement”) is executed as of November 7, 2003 by KFx Inc., a Delaware corporation (“KFx”), Pegasus Technologies, Inc., a South Dakota corporation (“Pegasus”) and Kennecott Energy Company, a Delaware corporation (“KEC”). KFx, Pegasus and KEC may be collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings set forth in the Equity Exchange Agreement dated of even date herewith such (the “Equity Exchange Agreement”).

RECITALS:

A. KFx, KEC and the Radl Group own all of the outstanding capital stock of Pegasus, with KFx owning approximately 66% of such capital stock. Kennecott Alternative Fuels, Inc. (“KAF”), an Affiliate of KEC, owns 49% of the equity interests of K-Fuel, and KFx owns 51% of the equity interests of K-Fuel.

B. Pegasus is indebted to KFx pursuant to certain inter-company debt arrangements between Pegasus and KFx pursuant to which KFx made loans to Pegasus.

C. KFx, Pegasus and KEC are parties to the Equity Exchange Agreement, pursuant to which, among other things, KEC shall cause KAF to transfer its interests in K-Fuel to KFx and KFx shall transfer its interests in Pegasus to KEC so that upon consummation of the Equity Exchange Agreement, KFx shall own all of the equity interests in K-Fuel, and KEC and the Radl Group shall own all of the equity interests in Pegasus.

D. As part of the inducement to KEC to enter into the Equity Exchange Agreement, KEC and KFx desire to enter into this Agreement to modify some of the inter-company debt owing from Pegasus to KFx pursuant to the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by KFx, KEC and Pegasus, the Parties hereby agree as follows:

1. Definitions.

(a) “Base Case Debt-Free Cash Flow” means the Debt-Free Cash Flow of Pegasus calculated from Base Case Cash Flow Model.

(b) “Base Case Cash Flow Model” means the cash flow model attached hereto as Exhibit A. The Parties acknowledge that the Base Case Cash Flow Model represents the Parties’ good faith estimate of the future performance and that in calculating the Debt-Free Cash Flow, the cost of sales line item for the Debt-Free Cash Flow to be prepared annually shall be limited to the cost of sales percentage cap set forth on the Base Case Cash Flow Model. Similarly, the actual operating expense line item in the Debt-Free Cash Flow shall not exceed the operating expense amount set forth on the Base Case Cash Flow by more than 15% per year.

(c) “Calculated Prepayment Amount” means an amount equal to the product of (x) the Intercompany Debt less all payments to KFx of the KFx Portion of the Excess Debt-Free Cash Flow, times (y) the Prepayment Discount Factor.

(d) “Cinergy Obligation” means the obligation of Pegasus to KFx as reflected by that certain September 12, 2003 Secured Promissory Note and related Assignment and Security Agreement.

(e) “Debt Documents” means all promissory notes, loan agreements or other written documents evidencing or related to the Intercompany Debt.

(f) “Debt-Free Cash Flow” means the actual debt-free net income of Pegasus plus interest expense, depreciation and amortization, minus the sum of (x) capital expenditures, (y) the annual change in working capital, and (z) the Pavilion Royalty Payments. All amounts are calculated on an annual basis from the audited financial statements of Pegasus.

(g) “Excess Debt-Free Cash Flow” means the amount by which the Debt-Free Cash Flow exceeds the Base Case Debt-Free Cash Flow.

(h) “Intercompany Debt” means any right to payment owing from Pegasus to KFx, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not evidenced by a written instrument, and including all interest thereon, known or unknown, as of the Effective Date with the exception of the Pegasus Line of Credit and the Cinergy Obligation which will remain outstanding until paid. All Debt Documents and other evidence of indebtedness relating to the Intercompany Debt are listed on Exhibit C attached hereto. The amount of the Intercompany Debt is $9,118,820.00 plus interest from the date hereof through Closing.

(i) “KFx Cash Flow Model” means the cash flow model for Pegasus prepared by KFx and attached hereto as Exhibit B.

(j) “KFx Estimated Available Cash Flow” means the Debt-Free Cash Flow of Pegasus as calculated using the KFx Cash Flow Model.

(k) “KFx Portion of the Excess Debt-Free Cash Flow” means an amount equal to 30% of the Excess Debt-Free Cash Flow.

(l) “Pavilion Royalty Payments” means any royalty payments due from Pegasus to Pavilion pursuant to that certain Asset Purchase and License Agreement by and among Pavilion Technologies, Inc., Pegasus and KFx, dated July 31, 2001, as amended on or about March 18, 2002.

(m) “Pegasus Line of Credit” means that certain line of credit, by and between KFx and Pegasus, pursuant to which Pegasus owes KFx $1,028,102.00, plus interest from the date hereof through Closing.

(n) “Pegasus Shortfall” shall have the meaning set forth in Section 3(c) hereof.

(o) “Prepayment Discount Factor” means the product of (x) a fraction, the numerator of which equals the sum of the Debt-Free Cash Flow for each of the prior years having then ended, commencing January 1, 2003, and the denominator of which equals the sum of the KFx Estimated Available Cash Flow for each of the prior years having then ended times (y) ninety percent (90%); provided, however, that in no event shall the Prepayment Discount Factor be greater than 90% nor less than 10%.

(p) “Present Value of the Debt-Free Cash Flow” means the discounted present value of the Debt-Free Cash Flow of Pegasus as calculated from the Base Case Cash Flow Model.

2. Debt Modification and Limited Recourse Nature of Intercompany Debt. Effective on and after Closing, KFx agrees that the terms of the Intercompany Debt shall be irrevocably modified as set forth herein and that all prior evidence of the Intercompany Debt shall be modified and replaced in its entirety by the debt obligations of Pegasus to KFx as set forth herein. KFx further acknowledges and agrees that the Intercompany Debt shall be payable solely from the KFx Portion of the Excess Debt-Free Cash Flow and that KFx shall have no claim against Pegasus for payment of the Intercompany Debt other than a claim or recourse against the KFx Portion of the Excess Debt-Free Cash Flow.

3. Payment of the Intercompany Debt. Effective on and after Closing, Pegasus shall make payments of the Intercompany Debt solely as set forth herein (the “Permitted Payments”):

(a) Interest shall accrue on the Intercompany Debt at a rate equal to the prime rate as set forth in The Wall Street Journal plus 5%. Subject to the other limitations set forth herein, no interest or principal shall be paid on the Intercompany Debt unless and until Pegasus has both a positive net income (excluding interest expense) and positive cash flows from operations, as reported in the annual audited statement of cash flows, calculated in accordance with GAAP;

(b) Subject to Pegasus’ right to prepay the Intercompany Debt pursuant to Section 3(g) hereof, payments to KFx on the Intercompany Debt shall be made solely from the KFx Portion of the Excess Debt-Free Cash Flow, shall be applied first against the outstanding principal amount of the Intercompany Debt and KFx shall have no right or claim against any other funds, income or assets of Pegasus;

(c) In any year that the Debt-Free Cash Flow is less than the Base Cash Debt Free Cash Flow, Pegasus shall retain the entire Debt-Free Cash Flow, if any, for such year and no payment shall be made to KFx with respect to the Intercompany Debt. To the extent the Debt-Free Cash Flow is less than the Base Case Debt-Free Cash Flow for any year, such shortfall (the “Pegasus Shortfall”) shall accumulate for the benefit of Pegasus and shall be paid to Pegasus from future Debt-Free Cash Flow on a priority basis before KFx shall be entitled to receive the KFx Portion of the Excess Debt-Free Cash Flow;

(d) Once KFx is paid the Intercompany Debt plus any accrued interest in full or the Intercompany Debt is prepaid by Pegasus as permitted hereunder and the Cinergy Obligation is retired in accordance with its terms, KFx shall have no further claim with respect to the Intercompany Debt against Pegasus;

(e) Payment of the KFx Portion of the Excess Debt-Free Cash Flow shall be made, if at all, by Pegasus on or before the last day of April for the prior calendar year. On or before March 1 of each year, Pegasus shall deliver to KFx its calculation of the Debt-Free Cash Flow, the Excess Debt-Free Cash Flow and the KFx Estimated Available Cash Flow for the prior year along with the calculation of the KFx Portion of the Excess Debt-Free Cash Flow, if any (the “Debt-Free Cash Flow Calculation”). Such Debt-Free Cash Flow Calculation, which shall be determined from the annual audited financial statements of Pegasus which shall be prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), shall also include a calculation of the application of any Excess Debt-Free Cash Flow to pay down any Pegasus Shortfall that may have been carried forward from prior years. KFx shall have 30 days to review the Debt-Free Cash Flow Calculation and funds application during which time, Pegasus personnel shall be available during normal business hours to answer any questions that KFx may have regarding such calculation. In addition, KFx shall have inspection rights of the books and records of Pegasus for purposes of reviewing the Debt-Free Cash

Flow Calculation and all other calculations described herein at such reasonable times as may be reasonably requested by KFx. KFx may contest the Debt-Free Cash Flow Calculation by delivering to Pegasus on or before March 30, with a copy to KEC, a written notice setting forth the detailed basis for contesting the calculation. If KFx does not deliver such written notification in a timely manner, KFx shall be irrevocably deemed to have accepted such calculation for all purposes. If KFx timely submits a notice contesting the calculation, KFx, Pegasus and KEC shall as soon as practicable and in any event within 15 days after the submission of the notice, meet in a good faith effort to resolve the issues regarding the Debt-Free Cash Flow Calculation and funds application for that year. If the parties are unable to agree on the Debt-Free Cash Flow Calculation for the prior year then being considered or the application of the available funds, then such calculation and/or application shall be submitted to binding arbitration pursuant to Section 7 hereof.

(f) For so long as any portion of the Intercompany Debt remains unpaid, KFx shall be entitled to receive audited financial statements of Pegasus within 60 days after the end of each fiscal year. For so long as the Intercompany Debt exceeds $1.0 million, including accrued interest, KFx shall be entitled to appoint one board representative to the Board of Directors of Pegasus and KEC shall vote its shares of Pegasus capital stock to secure the appointment of such KFx designee. Such representative must be reasonably acceptable to KEC. The initial KFx designated board member shall be Phil Hirsch.

(g) Pegasus shall have the absolute right, but not the obligation, to prepay the Intercompany Debt by tendering to KFx, in cash or certified funds, the Calculated Prepayment Amount. Such prepayment right shall be exercisable by Pegasus in March of each year for the year having just ended or, at any time, in connection with the sale of the company or all or substantially all the assets of the company.

4. KFx Covenants. Effective on and after Closing, KFx covenants and agrees as follows:

(a) KFx covenants not to sue or take any other civil or judicial action against Pegasus, its officers, directors, employees, shareholders, representatives, agents, affiliates, successors and assigns with respect to the Intercompany Debt except as may be permitted under Section 7 hereof and KFx further acknowledges and agrees that any payments to KFx with respect to the Intercompany Debt shall be made solely pursuant to the terms of this Agreement and that KFx shall not assert any claims or demands with respect to the Intercompany Debt, by setoff or otherwise, except as expressly permitted herein.

(b) KFx shall not require or accept from Pegasus any security or collateral for the Intercompany Debt.

(c) At Closing, KFx shall deliver to Pegasus the original Debt Documents which shall be marked “cancelled,” and shall be replaced with a new note substantially in the form of Exhibit D hereto, which shall be executed and delivered by Pegasus at Closing, it being understood that the obligations of Pegasus under such Debt Documents are modified and restated as set forth herein and therein. The Parties agree to treat the Intercompany Debt, both before and after the modifications thereto made pursuant to this Agreement, as indebtedness for federal income tax reporting purposes; provided, however, that notwithstanding anything to the contrary, a Party shall be permitted to take a position inconsistent with such treatment based on any audit, any audit proceeding, or a proceeding before any taxing authority or settlement related to the foregoing.

5. Pegasus and KEC Covenants. So long as any Intercompany Debt remains outstanding, each of Pegasus and KEC covenants and agrees as follows:

(a) Pegasus shall maintain separate cash management systems and shall not commingle its funds with the funds of KEC or any other party;

(b) Pegasus shall not enter into any contract, agreement or commercial transaction with KEC or any Affiliate of KEC for the provision of goods or services by KEC or its Affiliates except such agreements that are arms-length agreements, negotiated in good-faith and according to standard commercial terms, and shall not pay to KEC or any of its Affiliates any management fees or intercompany charges, failing which, payments with respect to such contracts, agreements, fees or charges shall not be part of the calculation of the Debt-Free Cash Flow Calculation;

(c) Pegasus shall not enter into any agreement to sell all or substantially all its assets, unless Pegasus either (A) exercises its right to prepay the Intercompany Debt pursuant to Section 3 (g) hereof in connection with such sale, or (B) causes the purchaser of all or substantially all the assets of Pegasus to assume the obligations of Pegasus and KEC under this Agreement;

(d) Pegasus shall not declare or make a payment of any dividend or distribution to its shareholders that would reasonably be expected to impair Pegasus’ ability to pay the KFx Portion of the Excess Debt-Free Cash Flow that may become due in any given year;

(e) For so long as KFx is entitled to appoint a representative to the Board of Directors of Pegasus, Pegasus shall timely provide the KFx appointed Board member all financial and other information that other Pegasus Board members are entitled to receive pursuant to the terms of the Second Amended and Restated Stockholder and Voting Agreement dated as of November 7, 2003. Pegasus and KEC acknowledge and agree that the KFx appointed director shall be a member of each committee of the Board of Directors of Pegasus, and may share any such information with KFx, and may vote, as such director may deem appropriate to monitor or to advance Pegasus’ compliance with the terms of this Agreement. For so long as KFx is entitled to appoint a representative to the Board of Directors of Pegasus, KEC and Pegasus agree that they shall cause Pegasus’ Certificate of Incorporation and Bylaws not to be amended without the affirmative vote of the KFx director which shall not be unreasonably withheld.

6. Subordination. KFx agrees that payments from Pegasus with respect to the Intercompany Debt are subordinate and junior in right of payment to the Pegasus Shortfall and that, unless Pegasus elects to tender the Calculated Prepayment Amount, Pegasus shall not make any payments with respect to the Intercompany Debt so long as any Pegasus Shortfall remains outstanding. To the extent there is no Pegasus Shortfall, KFx shall be entitled to receive the KFx Portion of the Excess Debt-Free Cash Flow, which obligation shall not be subordinate or junior to any special distributions rights of the Pegasus shareholders. KFx further agrees that upon the occurrence of an insolvency event, the Pegasus Shortfall and the Present Value of the Debt-Free Cash Flow shall be paid in full before any payment or distribution of whatever kind or nature is made with respect to the Intercompany Debt.

7. Binding Arbitration. Any dispute, claim or controversy arising out of, connected with or relating to this Agreement or the calculation and/or application of any payments that may be due with respect to the KFx Portion of the Excess Debt-Free Cash Flow shall be resolved by binding arbitration as provided herein. Before the parties may commence an arbitration proceeding in connection with any dispute arising hereunder, the parties shall make a good faith effort to resolve such dispute by engaging in discussions between senior management and financial representatives of KFx and KEC meeting together in an effort to resolve any dispute. Should such efforts fail to resolve such dispute, then any such dispute shall be resolved by arbitration administered by the American Arbitration Association in accordance with its Rules for Commercial Financial Disputes; provided, however, that the parties shall select a single arbitrator who shall be a certified public accountant from a nationally recognized accounting firm that has no relationship with any of the parties to the arbitration or their affiliates. Should the parties be unable to select a single arbitrator acceptable to the parties, either party may request that the American Arbitration Association select an arbitrator that meets the criteria set forth herein. Any arbitration hereunder shall be held in Denver, Colorado. Any legal action relating to any arbitration may be entered and enforced in any state or federal court located in the City and County of Denver, Colorado. Each Party to this Agreement: (a) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the County of Denver, Colorado (and each appellate court located in the State of Colorado) in connection with the enforcement of any arbitration award entered hereunder; (b) agrees that each state and federal court located in the City and County of Denver, Colorado shall be deemed to be a convenient forum for the enforcement of any arbitration award entered hereunder; (c) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding to enforce such arbitration award commenced in any state or federal court located in the City and County of Denver, Colorado, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that any arbitration award entered in connection with such arbitration may not be enforced in or by such court; and (d) each Party agrees to the entry of an order to enforce any arbitration award made pursuant to this Agreement by the state and federal courts located in the County of Denver, Colorado and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such arbitration, resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or Colorado or any other jurisdiction.

8. Governing Law. This Agreement shall be governed and controlled by the laws of the State of Delaware, without regard to its conflicts of law principles.

9. Jury Trial EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT AND AGREES THAT ANY DISPUTES THAT MAY ARISE IN CONNECTION WITH THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION AS SET FORTH HEREIN.

10. Termination; Ordering. If the Equity Exchange Agreement shall have been terminated in accordance with its terms prior to the Closing, this Agreement shall terminate as of the date of such termination, none of the Parties shall have any further liability or obligation hereunder, and the Intercompany Debt shall be deemed not to have been modified or subordinated as contemplated hereby but shall continue to be payable in accordance with the terms thereof. Nothing in this Agreement shall be deemed to constitute a waiver, modification or release of any obligation of Pegasus with respect to the Intercompany Debt, the Pegasus Line of Credit, the Cinergy Obligation or any other obligation of Pegasus, except as and to the extent expressly set forth herein. The modification of the terms of the Intercompany Debt shall occur immediately prior to the Closing under the Equity Exchange Agreement; provided that such modification shall be null and void if such Closing does not occur.

11. Notice. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Parties hereto at the respective addresses set forth below, or as notified by such party from time to time at least 10 days prior to the effectiveness of such notice:

if to Pegasus:	Pegasus Technologies, Inc.
5970 Heisley Road, Suite 300
Mentor, Ohio 44060
Attention: Chief Financial Officer
Facsimile: (440) 357-1119

if to KFx:	KFx Inc.
55 Madison Street, Suite 745
Denver, Colorado 80206
Attention: Chairman
Facsimile: (303) 293-8430

with a copy to:	Leslie J. Goldman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Facsimile: (202) 393-5760

if to KEC:	Kennecott Energy Company
505 South Gillette
P.O. Box 3009
Gillette, Wyoming 82717-3009
Attention: Vice President and Chief Legal Officer
Facsimile: (307) 687-6059

with a copy to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attention: Christopher L. Richardson, Esq.
Facsimile: (303) 893-1379

12. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement (or any counterpart hereof) may be delivered by a party by facsimile, which facsimile delivery shall be effective as if the original counterpart had been delivered.

13. No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KENNECOTT ENERGY COMPANY, a Delaware corporation

By:	/s/ Kelly A. Cosgrove

Name:	Kelly A. Cosgrove
Title:	Vice President, Marketing & Sales

KFx INC., a Delaware corporation

By:	/s/ Theodore Venners

Name:	Theodore Venners
Title:	Chairman & CEO

PEGASUS TECHNOLOGIES, INC., a South Dakota corporation

By:	/s/ Patrick S. Flaherty

Name:	Patrick S. Flaherty
Title:	VP Finance, CFO & Secretary

EXHIBIT A

Base Case Cash Flow Model

Pegasus Technologies Inc. Valuation Estimates (Forecast)

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	Residual
Sales:
Contractual	$6,824	$8,300	$9,100	$10,000	$11,000	$11,880	$12,712	$13,475	$14,149	$14,715	$15,156
Incentive-based	546	664	728	800	880	950	1,017	1,078	1,132	1,177	1,213

Total sales	$7,370	$8,964	$9,828	$10,800	$11,880	$12,830	$13,729	$14,553	$15,281	$15,892	$16,369
Cost of Sales	3,576	4,324	4,459	4,680	4,850	5,264	5,654	6,010	6,321	6,578	6,772

Gross Profit	3,794	4,640	5,369	6,120	7,030	7,566	8,075	8,543	8,960	9,314	9,597
Operating Expenses	3,045	3,007	3,279	3,502	3,849	4,158	4,449	4,716	4,952	5,150	5,305

EBITDA	749	1,633	2,090	2,618	3,181	3,408	3,626	3,827	4,008	4,164	4,292
Depreciation and amortization	735	778	821	867	918	970	1,023	1,078	1,134	1,192	198

EBIT	14	855	1,269	1,751	2,263	2,438	2,603	2,749	2,874	2,972	4,094
Income taxes	5	321	476	657	849	914	976	1,031	1,078	1,115	1,535

Debt-free Net Income	9	534	793	1,094	1,414	1,524	1,627	1,718	1,796	1,858	2,559
Plus: depreciation & amortization	735	778	821	867	918	970	1,023	1,078	1,134	1,192	198
Less: capital expenditure	(150)	(155)	(160)	(165)	(170)	(175)	(180)	(185)	(191)	(197)	(198)
Less: working capital required	(739)
Less: Pavilion royalties	(341)	(415)	(455)	(500)	(550)	(594)	(2,312)	—	—	—	—
Debt-free cash flow	(487)	742	999	1,296	1,612	1,725	158	2,611	2,739	2,853	2,559
PV factor	0.9459	0.8307	0.7161	0.6173	0.5322	0.4588	0.3955	0.3409	0.2939	0.2534
PV of distributable cash	(460)	617	715	800	858	791	62	890	805	723
Total PV of distributable cash	5,802										2,559
Plus: residual cash flow	5,374										13%

Business Enterprise Value	11,176										19,683
											1,523

Interest bearing debt	(11,778)										21,206

											0.2534

Fair Market Value of Equity	(602)										5,374
Cost of Sales Percentage Cap	0.55	0.55	0.52	0.52	0.48	0.48	0.48	0.48	0.48	0.48	0.48

**	Uses the S&P model adjusted to add 8% per year incentive-based revenue and early payout of Pavilion royalty. Other assumptions are unchanged.

EXHIBIT B

KFx Cash Flow Model

PEGASUS TECHNOLOGIES

DCF ANALYSIS

($000s)

		Historical	Projected Year Ending
		2002	2003	2004	2005	2006	2007	Residual
Sales
Contractual revenues		5,200	6,822	8,900	11,500	15,700	22,000	22,660
Incentive-based revenues		0	500	800	1,034	1,411	1,977	2,036
Maintenance revenues		—	—	—	—	—	—	—
Research and development revenues		0	0	0	0	0	0	0

Total Sales		$5,200	$7,322	$9,700	$12,534	$17,111	$23,977	$24,696
Sales Growth		-76.2%	40.8%	32.5%	29.2%	36.5%	40.1%	3.05%
Cost of Sales		3,250	3,923	5,073	6,210	7,850	9,900	10,247

Gross Profit		1,950	3,399	4,627	6,324	9,261	14,077	14,449
Percent of Sales		37.5%	46.4%	47.7%	50.5%	54.1%	58.7%	58.5%
Total Operating Expense		4,613	2,929	3,075	3,229	3,391	3,560
Percent of Sales		88.7%	40%	31.7%	25.8%	19.8%	14.8%	15.1%
EBITDA		-2,651	849	2,023	3,456	6,124	10,661	10,856
Percent of Sales		-1.0%	11.6%	20.9%	27.6%	35.8%	44.5	44.0%
Depreciation and Amortization		12	379	471	362	254	145	145

EBIT		-2,663	470	1,552	3,094	5,870	10,516	10,711
Percent of Sales		-51.2%	6.4%	16.0%	24.7%	34.3%	43.9%	43.4%
Taxes @	37.5%		176	582	1,160	2,201	3,944	4,017

After Tax Operating Income			294	970	1,934	3,669	6,573	6,694
Plus: Depreciation & Amortization			379	471	362	254	145	145
Plus: NOL utilization (up to $800,000/year)	37.5%		300	300	300	300	300	0
Less: payoff of Pavillion obligation						(2,150)
Less: Capital Expenditures			(145)	(145)	(145)	(145)	(145)	(145)
Less Working Capital Investment Increase (Decrease)			0	0	0	0	0	0

Available Cash Flow			828	1,596	2,451	1,928	6,873	6,694
Present Value Factor @	16.0%		0.9285	0.8004	0.6900	0.5948	0.5128
Partial Period Adjustment			1.0000	1.0000	1.0000	1.0000	1.0000

Present Value of Available Cash Flow			$769	$1,277	$1691	$1,147	$3,524

Sum of Present Value of Available Cash Flow			8,408
Present Value of Residual			26,406

Total Value			$34,814

Less: Debt			11,778

Equity Value			$23,036
Less: Discount @	0.0%		0

Equity Value			$23,036

Rounded			$523,000

Residual Value Calculation

Residual Year Cash Flow	6,694
Divided By: Capitalization Rate (r – g)	13.0%

Residual Value	51,494
Times: Present Value Factor	0.512%

Present Value of Residual Values	26,406

EXHIBIT C

Schedule of Intercompany Debt